Exhibit No. Ex-99(j)

            CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM



We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of our reports dated December 22, 2005 relating to the financial statements and financial highlights, which appears in the October 31, 2005 Annual Reports to the Shareholders of Gartmore Mutual Funds, which are also incorporated by reference into the Registration Statement. We also consent to the references to us under the captions "Independent Registered Public Accountants" and "Financial Highlights" in such Registration Statement.


/s/ Pricewaterhouse Coopers, LLP

Philadelphia, PA
February 28, 2006